Exhibit 10.5
Annual Compensation of Non-Employee Directors

	2008	2007	2006
Name/Position	Retainer	Retainer	Retainer

Jacques Rebibo, Non-Executive Chairman	$48,000	$48,000	$43,050
J. Randolph Babbitt, Non-Employee Director	$36,000	$36,000	$31,050
Thomas M. Kody, Non-Employee Director	$36,000	$36,000	$31,050
John W. Edgemond IV, Non-Employee Director	$36,000	$36,000	$31,050
James L. Jadlos, Non-Employee Director	$36,000	$36,000	$31,050
The Non-Executive Chairman will be paid $1,000 of the 2008 retainer monthly, with the balance being paid by quarterly installments in the month following the end of each fiscal quarter. The other Non-Employee Directors will be paid the entire 2008 retainer in quarterly installments in the month following the end of each fiscal quarter.